Exhibit 10.1

[Fairchild Semiconductor Letterhead]

August 31, 2012

Via Email

Vijay Ullal

Dear Vijay:

On behalf of Fairchild Semiconductor, I am pleased to offer you the position of President and Chief Operating Officer, reporting to me. I hope that you are as excited as we are for you to become a member of the Fairchild team. This letter describes the terms and conditions of our offer and applicable company plans and policies in greater detail.

1. Base Salary.

Your initial base salary will be $450,000 per year, which is $37,500 per month, to be paid bi-weekly. You will be eligible for base salary increases in accordance with the company’s annual performance review cycle.

2. Incentive Bonus.

You will participate in the Enhanced Fairchild Incentive Plan (EFIP), our annual cash bonus award program, at a target participation level of 120%. EFIP awards to Section 16 officers are made under the cash incentive award provisions of the Fairchild Semiconductor 2007 Stock Plan (“Stock Plan”). This award will provide an opportunity for you to receive an annual cash bonus of up to 180% of your annual cash compensation, based on achievement of financial performance goals. The company sets goals at the corporate level (likely to remain based on EBIT) and at the individual officer level (your goals are likely to be substantially the same as those of the CEO). Depending on the achievement of these goals, the cash incentive amount, if any, is between 50% and 150% of a participant’s target participation level (in your case, this means the amount of your bonus could be between 60% and 180% of your annual base compensation). The goals for 2013 have yet to be determined.

3. Equity Awards.

On your start date you will received an award (“RSU Grant”) of 150,000 restricted stock units (“RSUs”), representing 150,000 shares of Fairchild Semiconductor common stock, which will vest over the three years following your start date. You will be eligible to receive subsequent, annual grants of RSUs, performance stock units and other equity awards consistent with our annual equity award program, which currently grants awards in February-March of each year. All grants are governed by the terms and conditions of the Stock Plan and standard award agreements under the Stock Plan. The award agreement for your initial grant of 150,000 RSUs is enclosed as Attachment 1.

4. Vacation.

You will be entitled to four weeks (160 hours) of paid vacation per year, which accrue ratably over the course of the year.

Vijay Ullal

August 31, 2012

5. Severance in Case of Involuntary Termination.

You will participate in the company’s Executive Severance Policy, which is enclosed as Attachment 2 (as supplemented and modified in application to you by the applicable terms of this letter agreement, the “Severance Policy”) at the level of President. Under the Severance Policy, if your employment is terminated by the company for any reason other than Cause (as defined below), you will be entitled to a lump-sum payment of 15 months’ base salary, continued medical coverage for you and your eligible dependents for 15 months following termination and full vesting of your RSU Grant.

You will also be entitled to the severance payment set forth in the Severance Policy (the “Severance Payment”) if your employment with Fairchild Semiconductor and its affiliates is terminated by you for Good Reason. “Good Reason” under the Severance Policy means your resignation following the occurrence of one or more of the following without your consent: (a) a material reduction in your title, authority, duties or responsibilities; (b) any material reduction in your base salary or target incentive compensation opportunity; (c) a requirement that you relocate your principal place of employment to a location more than 20 miles from the prior location of your principal place of employment, (d) a material breach by Fairchild Semiconductor of this letter agreement or the Severance Policy, or purported amendment or termination of the Severance Policy that would result in a material reduction in the rights to which you would otherwise be entitled pursuant thereto, or (e) your having to report to anyone other than the chief executive officer of Fairchild Semiconductor or its board of directors. You may not resign for Good Reason without first providing Fairchild Semiconductor with written notice within 90 days of the initial existence of the condition that you believe constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and providing a reasonable cure period of not less than 30 days following the date of such notice. For purposes of this “Good Reason” definition, the term “Fairchild Semiconductor” will be interpreted to include any subsidiary, parent, affiliate or successor of Fairchild Semiconductor International, Inc., if applicable.

For purposes of the Severance Policy and this letter agreement, “Cause” means that you have (a) willfully breached or habitually neglected (following written notice from Fairchild Semiconductor) your duties as Chief Operating Officer of Fairchild Semiconductor, including but not limited to any fiduciary duty owed by you to Fairchild Semiconductor, or (b) committed material act(s) of malfeasance, misappropriation of Fairchild Semiconductor’s property, willful misconduct, fraud, embezzlement or other act(s) of moral turpitude that caused material harm to Fairchild Semiconductor or that would prevent the effective performance of your duties to Fairchild Semiconductor or resulted in your material personal profit, or (c) engaged in any act or omission in the course of your employment with Fairchild Semiconductor that materially injured the business or reputation of Fairchild Semiconductor. In each of cases (a), (b) and (c), if the act or circumstance giving rise to the termination for Cause is capable of being cured, then the termination for Cause will be valid only if such act or circumstance continues uncured for a period of 30 days following written notice to you specifying such act or circumstance as a means for termination for Cause as provided herein.

If your employment with Fairchild Semiconductor is terminated by Fairchild Semiconductor without Cause or by you for Good Reason prior to the third anniversary of the Grant Date (as defined in the agreement governing your RSU Grant (the “RSU Agreement”)), then any Restricted Stock Units that are not Vested Restricted Stock Units (each as defined in the RSU Agreement) will immediately vest in full and be settled in accordance with Section 4 of the RSU Agreement.

Vijay Ullal

August 31, 2012

The release of claims described in the Severance Policy will be provided to you promptly upon your termination of employment and will be substantially in the form attached to this letter agreement as Attachment 3.

Section 409A.

a.	No severance pay or benefits to be paid or provided to you, if any, pursuant to the Severance Policy or this letter agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance applicable thereto (“Section 409A”) (such payments or separation benefits, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to the Severance Policy or this letter agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until you has a “separation from service” within the meaning of Section 409A.

b.	Any severance payments or benefits under the Severance Policy or this letter agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by paragraph 4(c). Except as required by paragraph 5(c) hereof, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided in the Severance Policy and this agreement.

c.	If you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but before the date that is six (6) months after your separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Severance Policy and this agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

d.	Any amount paid under the Severance Policy or this agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (a) above.

Vijay Ullal

August 31, 2012

e.	The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Severance Policy or this agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The parties hereto agree to work together in good faith to consider amendments to the Severance Policy and this agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to you under Section 409A.

6. Change in Control.

The Stock Plan and Severance Plan include provisions that apply in the event of a change in control. .

Stock Plan. Under section 12 of the Stock Plan, in the event of a change in control (as defined in the plan), all of your initial RSUs and any other equity awards you have at the time will vest in full, whether or not your employment is affected by the change in control. Under our standard performance stock unit award agreement, any performance units that have yet to be scored (i.e., units for which the performance measurement period is ongoing at the time) would vest in full, assuming achievement of performance goals at the 100% level.

Severance Plan. Under the Severance Plan, in the event of a change in control, the company must require the acquiring company or successor to assume all of the company’s obligations for the severance benefits described above. If the acquiring company or successor fails to assume those obligations, then the closing of the change-in-control transaction would be treated as a not-for-cause termination event, triggering payment of severance benefits under the Severance Policy (in your case, the benefits described in section 5 above).

7. Indemnification.

You are entitled to indemnification under our corporate bylaws and under directors’ and officers’ liability insurance that the company purchases for your benefit. The indemnification provisions of our bylaws provide you rights to indemnification from the company to the maximum extent permitted by Delaware law. As an officer, you are entitled to indemnification from the company (again, to the extent permitted by law) as a matter of right (i.e., not subject to the company’s discretion), for all legal proceedings, including criminal and civil litigation as well as threatened proceedings, administrative proceedings and investigations, if you are a party or otherwise involved by virtue of the fact that you are an officer of the company. Under the bylaws, you are entitled to reimbursement of expenses as incurred, indemnification rights are deemed contract rights, and any changes to the bylaws cannot operate retroactively to your detriment. In cases where indemnification from the company is not permitted by law, or otherwise not available to you, the company maintains directors’ and officers’ liability insurance coverage for your benefit. This description of your rights to indemnification is qualified by reference to the actual terms and conditions of the bylaws. In addition, in the event of any litigation, threat of litigation, claim or dispute between you and any third party arising as a result of the commencement of your employment with Fairchild Semiconductor or your entering into this letter agreement, the company agrees to retain outside counsel acceptable to you to represent you in such matter, at the company’s expense. In this connection you represent to the company that, to the best of your knowledge, your employment by us or your

Vijay Ullal

August 31, 2012

entering into this agreement will not breach any duties you may owe to any third party, or breach any agreement to which you are a party, or violate the rights of any third party.

8. Confidentiality and Trade Secrets of Former Employers.

We want to be sure to respect the rights of your former employer, Maxim Integrated Products, Inc., in its trade secrets and other confidential information. A separate letter to you on this subject will be provided to you for your acknowledgement.

9. Form Employment Agreement.

Enclosed as Attachment 4 is our standard form employment agreement, which covers, among other things, your employment-at-will status, your obligation to protect Fairchild trade secrets and confidential information, the disclosure of pre-existing intellectual property and your assignment to Fairchild of intellectual property rights in any of your inventions while employed by the company.

10. Medical/Dental, Life and Disability Insurance and Other Benefits.

You will be entitled to participate in benefits generally available to our officers and employees, including medical and dental insurance, vision care, life insurance, accidental death and dismemberment insurance, disability insurance, long-term care insurance, our 401(k) plan and other programs.

Lastly, please note that the terms and conditions of the plans and policies described above are subject to change in accordance with those terms and conditions.

If you have any questions regarding this offer, please do not hesitate to contact me, Paul Delva or Kevin London .

Vijay Ullal

August 31, 2012

Please acknowledge your understanding of the terms and conditions of our employment offer as outlined above, and confirm your start date of September 10, 2012, by signing below. Please return this page to me at your earliest convenience.

Everyone has very much enjoyed getting to know you during the interview process, and the board and I are thrilled to offer you this opportunity in our organization. We believe this is a great fit, and expect that you will make a tremendous positive impact in the continued transformation of the company.

Sincerely, FAIRCHILD SEMICONDUCTOR CORPORATION

By:	/s/ Mark S. Thompson
Mark S. Thompson Chairman, President and Chief Executive Officer

Acknowledged and Agreed:

/s/ Vijay Ullal	9/12/12
Vijay Ullal	Date

Attachments:

1. RSU Award Agreement

2. Executive Severance Policy and Designation Form

3. Form of Release Under Severance Policy

4. Form Employment Agreement

Attachment 3 – Form of Release

[Date]

[Name of Employee]

Dear [Name]:

This letter confirms our conversation regarding your departure from Fairchild and the Severance Benefits we will provide you upon our receipt of proper documentation from you under this release letter agreement (“the Release Letter Agreement”).

1.	Severance Benefits; Payment of Final Pay and Other Benefits. You hereby acknowledge that your last day with Fairchild is _____________. In consideration for your agreement in this Release Letter Agreement and upon our receipt of appropriate documentation to confirm the effectiveness of your release of claims as provided herein and upon receipt of all Fairchild property in your possession, Fairchild agrees to provide to you with the severance benefits (“Severance Benefits”) described in the Fairchild Semiconductor Executive Severance Policy (as supplemented and modified in application to you by the applicable terms and conditions of the definitive letter agreement pursuant to which you first became employed by the company, the “Severance Policy”). You acknowledge and agree that Fairchild is not required to provide the Severance Benefits to you, under the Severance Policy or otherwise, unless you effectively release all claims against Fairchild, which you hereby agree to do. Fairchild will also pay you, regardless whether you release all claims against Fairchild, any salary, wages and accrued vacation which remain unpaid as of your last work day at Fairchild and any other benefits to which you may be entitled under Fairchild’s benefit plans in accordance with the benefit plan documents.

2.	Release. For and in consideration of Fairchild’s agreement to pay you the Severance Benefits, you, for yourself and anyone who may claim through you, including, but not limited to, your personal representatives, heirs, and assigns, do hereby irrevocably and unconditionally release and forever discharge Fairchild and its affiliated corporations and each of their agents, directors, officers, employees, representatives, attorneys and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, of and from any and all actions, causes of action, suits, liabilities, claims, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity, now existing or which may result from the existing state of things, which you now have or ever had against Releasees from the beginning of time to the present day, including without limiting the generality of the foregoing, claims by you which are unknown at the present time, and including, without limitation, any and all claims arising out of or related to your employment with Fairchild, Fairchild’s termination of your employment or its decision to lay you off from your job at Fairchild, or any alleged violation by Fairchild or any of Releasees of any federal, state or local statutes, ordinances or common laws, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42, U.S.C. §2000e et seq., the Civil Rights Act of 1991, 42 U.S.C. §1981, Executive Order 11246, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Maine Human Rights Act, the California Fair Employment and Housing Act or other state statute relating to employment discrimination, the Age Discrimination in Employment Act, the Americans with Disabilities Act or the Maine Whistleblower Protection Act or other state whistleblower protection statute, the California Wage and Hour Orders, the California Labor Code, and the California Unemployment Insurance Code; excepting only those obligations of Fairchild contained in this Release Letter Agreement, any worker’s compensation benefits or claims to which you may be entitled under any state worker’s compensation laws, and any benefits to which you are entitled under the terms of any benefits plans other than the Severance Policy. In making the releases set forth herein, each party acknowledges the party’s familiarity with Section 1542 of the California Civil Code and hereby waives any and all rights the party may now or in the future have under said section, which section provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

For the purpose of implementing a full and complete release and discharge, the parties acknowledge that this Release Letter Agreement is intended to include all claims which they do not know or suspect exist at the time of the execution of this Release Letter Agreement.

3.

Covenants. You waive your right to file any charge or complaint arising out of your employment with or separation from Fairchild before any federal, state, or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Release Letter Agreement, however, does not prevent you from filing a charge with the Equal Employment Opportunity Commission or any Department of Fair Employment and Housing concerning claims of discrimination, although you waive your right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission, any Department of Fair Employment and Housing or any other state or local agency on behalf of you under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, any Fair Employment and Housing Act or any other federal or state discrimination law, except where prohibited by law. You confirm that you have not filed, caused to be filed, or are a party to any claim, charge, complaint, or action against Fairchild in any forum or form except as required by law. In the event that any such claim, charge, complaint, or action is filed and you obtain a judgment, it is the intent of the parties that all payments made to you hereunder shall be offset against any judgment you obtain.

4.	Employee Representations. You warrant and represent that you have been advised of your right to discuss all aspects of this Release Letter Agreement with a lawyer of your choice and paid for by you; that you have been given the opportunity and have been encouraged to do so; that you have availed yourself of this right to the full extent that you wished to do so. You further represent that you have carefully read and fully understand all of the provisions and effects of this Release Letter Agreement, that you are voluntarily entering into this Release Letter Agreement, and that neither Fairchild, nor its agents, representatives or attorneys, have made any representations concerning the terms or effects of this Release Letter Agreement other than those contained herein. You further represent that you have been given a reasonable period of time of at least forty-five (45) days to consider signing this Release Letter Agreement.

5.

Employee Right to Revoke. You understand that you have the right to revoke this Release Letter Agreement for a period of seven (7) days after the date of execution, with such revocation limited to claims under the Age Discrimination in Employment Act. Any revocation must be received by __________ of Fairchild at ______________, by _________, local time, of the seventh day following execution of this Release Letter Agreement. If you revoke the release as to Age Discrimination in Employment Act claims, you understand and agree that the release remains valid as to all other claims released herein. In the event of a revocation of an Age Discrimination in Employment Act release, you agree that you will not receive any Severance Benefits under the Fairchild Severance Policy other than the Vision Benefits which will constitute consideration for the other released claims. Attached to this Release Letter Agreement is a description of (i) any class, unit or group of individuals covered by the employment reorganization in the past twelve months; and (ii) the job, title and ages of all individuals eligible or selected for reorganization and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for the reorganization. By your signature on this Release Letter Agreement, you acknowledge your receipt of this list and that you understand its contents.

6.	Applicable Law. This Release Letter Agreement is deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to conflict of law rules.

7.	Partial Invalidity. Should any provision of this Release Letter Agreement be declared or be determined by any court to be invalid, the validity of the remaining parts, terms and provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release Letter Agreement.

8.	Confidentiality and Non-Compete. You agree and understand that you remain bound by any confidentiality agreement and/or covenant not to compete which you have signed at any time and which remains in full force and effect.

Please sign and return a copy of this letter to me indicating your agreement to the terms described above. This Release Letter Agreement provided to you on July 18, 2012 shall expire if not signed by you and returned to me by 5:00 P.M. local time on September 3, 2012.

Sincerely,

FAIRCHILD SEMICONDUCTOR CORPORATION

Seen and Agreed to this ___ day of ____________, 20__

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU ARE ADVISED, IF YOU SO CHOOSE, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

[Name]

EMPLOYMENT AGREEMENT

In consideration of my employment (or continued employment, as the case may be) by Fairchild Semiconductor Corporation, its affiliates, divisions, subsidiaries, successors and assigns (hereinafter referred to as “the Company”), I hereby acknowledge and agree as follows:

A.	EMPLOYMENT AT WILL

I acknowledge that my employment with the Company is at-will and can be terminated at the option of either party, with or without cause, and with or without notice. Nothing contained in this agreement shall limit or otherwise alter the foregoing.

B.	OUTSIDE ACTIVITIES

1.	I certify that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company. I will disclose to the Company, in writing, prior to accepting employment with the Company, any and all consulting or professional services I am presently performing for other parties.

2.	I will obtain written permission from an officer of the Company prior to accepting any offer to perform future consulting or professional services related to or connected with a business, or products or projects which are similar to those of the Company.

C.	RELOCATION

Not applicable.

D.	PROTECTION OF TRADE SECRETS AND CONFIDENTIAL INFORMATION

1.	I understand that the Company has and will develop, compile and own certain trade secrets, confidential and proprietary information and know-how that are valuable and unknown to the Company’s competitors. This information may include inventions, unissued patents, manufacturing or processing techniques, processes, formulas, data, including software products, matter relating to research and development programs, products, customers, suppliers, sales or business practices of the Company (collectively known as “Confidential Information”). Confidential Information includes all information and know-how, whether or not in writing, that has or could have commercial value, and also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as confidential. I agree at all times during and after my employment by the Company, to hold in strictest confidence, and not to use for my own purposes, and not to publish or to disclose to any person, firm or corporation, without the prior express written authorization of an officer of the Company, any Confidential Information which I may in any way acquire, learn or develop during or by reason of my employment with the Company, except as such use or disclosure may be required in connection with my work for the Company.

2.	I agree that all notes, books, engineering records, correspondence, drawings, files, memos, reports, sketches, laboratory notebooks, organizational charts, telephone lists, computer disks or memory or any other materials containing or relating to Confidential Information or Inventions which may come into my possession, shall be the exclusive property of the Company to be used only in the performance of Company duties. I agree that upon leaving the employ of the Company, I will return all of these materials to the Company prior to my departure. I recognize that the unauthorized taking, using or disclosing of any of the Company’s trade secrets is a crime under state and federal law and could result in civil liability to the Company.

3.	Except with the written consent of an officer of the Company, I agree that I will not, either during the period of my employment, or for a period of one year following the termination of my employment with the Company, interfere with the business of the Company by inducing an employee to leave the Company’s employ or by inducing a vendor or consultant to sever their relationship with the company. Because information relating to the identities, key contact personnel, preferences, needs and circumstances of the Company’s customers are trade secrets that necessarily are and will be used by the me in the solicitation of business from the Company’s customers, I agree that for a period of one year following the termination of my employment with the Company, I will not solicit business of any customer of the Company for services or products similar to those sold by the Company unless I first obtain the written consent of an officer of the company.

4.	I agree not to use or disclose any proprietary information or trade secrets of others, including all prior employers, in my work at the company. Should a situation arise in which I believe that my job duties may lead to the use or disclosure of proprietary information or trade secrets of another, I agree to notify the local human resources director or the legal department immediately. I represent and warrant that I have returned all property and confidential information belonging to my prior employers and that, in working for the Company, I will comply with all valid agreements with prior employers.

E.	INVENTIONS

1.	I will disclose promptly to the Company, in writing, all inventions, ideas, developments, materials and discoveries, including software products, which during the period of my employment with the Company I have or which I may conceive, develop, make or reduce to practice, either solely or jointly with others (collectively “make or made”) whether patented, the subject of a patent application, patentable or not, including but not limited to processes, methods, formulae, software, techniques, as well as improvements thereof or know-how related thereto, that:

a.	relate to any subject matter with which my work for the Company may relate or be concerned, whether or not made during normal business hours; or

b.	relate to, or are connected with the business, products or projects of the company; or

c.	involve the use of the Company’s time, material, facilities or proprietary information.

The foregoing are collectively referred to herein as the “Inventions”. Any inventions, ideas, developments, materials and discoveries, including software products, in which I retain ownership or an interest, which I make or made before or during my employment by the Company and whose subject matter would otherwise make it an Invention, but which is not an Invention for whatever reason, are collectively referred to herein as the “Employee Owned Inventions”.

2.	I will keep complete and current written records of all Inventions I make during the period of time I am employed by Company properly witnessed for use as Invention records and to submit such records to Company when requested or upon termination of my employment with Company.

3.	I agree that all Inventions which I make during the period of time I am employed by Company are the sole and exclusive property of Company and I will assign, and do hereby assign, my entire right, title and interest in such Inventions to Company. Company’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to the Inventions.

4.	If for any reason under any law of any jurisdiction, including without limitation Section 2870 of the Labor Code of the State of California, all or any portion of the foregoing grant of rights is held unenforceable, I agree to grant, and do hereby grant to the Company, a worldwide, irrevocable, fully paid up right and license in perpetuity with the right to sublicense others, to practice the Invention and to make, have made, use, offer for sale, sell, lease or otherwise dispose of, without restriction, any products incorporating the Invention.

5.	At all times during and after my employment by the Company, and at no expense to me, I agree to execute and deliver such assignments, affidavits, oaths and other documents, and to perform such other acts (including appearance as a witness in any contest) as may be requested by the Company to obtain or uphold, for the benefit of the Company, patents and/or copyrights in any and all countries for all Inventions, whether or not I am an inventor thereof, said Inventions to be and remain the property of the Company or its nominees. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part) in a timely manner, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for me and on my behalf, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

6.	I agree to abide by the foregoing provisions in all respects; specifically, that I will not withhold Inventions conceived or reduced to practice during employment for my own use after employment, that I will not impart to subsequent employers any Confidential Information or trade secrets, and that I will not induce or encourage other employees of the Company to violate the terms of their Employment Agreements.

7. Are you the inventor of any published and/or issued patent applications? (Check One)	Yes

No

8. Are you the inventor of any unissued and unpublished patent applications? (Check One)	Yes

No

9.	I agree that should a situation arise in which I believe that my job duties may lead to the use of technology claimed or sought to be claimed in a patent issued to or applied for or under preparation naming me as an inventor, or of which I am otherwise aware, I will notify my supervisor and the legal department immediately. I understand that patent applications that are unissued and unpublished may be trade secrets, and agree to abide by all provisions in Section D in notifying my supervisor and the legal department.

10.	I agree that if the Company incorporates into a product, process, a machine or otherwise uses an Employee Owned Invention, I agree to grant, and do hereby grant to the Company, a royalty-free, worldwide, irrevocable, fully paid up right and license in perpetuity, to practice the Employee Owned Invention and to make, have made, use, offer for sale, sell, lease or otherwise dispose of any products incorporating the Employee Owned Invention, without restriction, to the extent of my ownership or interest. This license is transferable in whole or in part with the sale of all or substantially all of the business or the assets of the business to which the Employee Owned Invention relates.

F.	MISCELLANEOUS

1.	Injunctive Relief. Because my breach of this Agreement may cause the Company irreparable harm which cannot adequately be compensated with money, I agree that the Company will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

2.	Amendments. This Agreement may not be amended except by an instrument in writing signed by both parties. This Agreement shall be binding on the heirs, executors, administrators, and other legal representatives and assigns of Employee, and is for the benefit of the Company and its successors and assigns.

3.	Governing Law. This agreement shall be governed by the laws of the State of California.

4.	Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement shall be interpreted so as best to effect the intent of the parties. The parties further agree that any provision found to be invalid or unenforceable shall be replaced with a provision that will achieve, to the extent possible, the purpose of the void or unenforceable provision.

5.	Entire Understanding. This Agreement expresses the entire understanding of the parties about the described subject matter.

/s/ Vijay Ullal	Dated:	9/12/12
Signature of Employee

Vijay Ullal	at:	San Jose
Employee (Print Name Clearly)

Witness:	/s/ Paul D. Delva